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                                                                Exhibit  4(a)(4)

          THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of March 8, , 1996, by and among ICF KAISER INTERNATIONAL, INC., a Delaware corporation (the "Company"), ICF KAISER GOVERNMENT PROGRAMS, INC., a Delaware corporation ("ICFK-GP" or the "Guarantor"), and THE BANK OF NEW YORK, a New York banking corporation (the "Trustee").

                                 WITNESSETH:

          WHEREAS, the Company, the Guarantor, and the Trustee have heretofore executed and delivered an Indenture dated as of January 11, 1994 as supplemented, (the "Indenture"), for the purpose of issuing Notes. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

          WHEREAS, Section 10.02 of the Indenture provides that with the written consent of the Holders of at least a majority in principal amount of the then-outstanding Notes, the Company, the Guarantor, and the Trustee for the Notes may amend the Indenture (such amendment hereinafter referred to as a supplemental indenture).

          WHEREAS, the Company has obtained the written consent of the Holders of at least a majority of the outstanding Notes as of March 8, 1996, to amend
Section 5.06(b)(H) of the Indenture, with such amendment to be effectuated by a supplemental indenture hereinafter referred to as the Fourth Supplemental Indenture to the Indenture.

          WHEREAS, upon the request of the Company and the Guarantor, accompanied by resolutions of the Boards of Directors of the Company and the Guarantor authorizing the execution of the Fourth Supplemental Indenture, and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 10.06, the Trustee shall join with the Company and the Guarantor in the execution of the Fourth Supplemental Indenture.

          WHEREAS, the Company and the Guarantor have determined that it is desirable to enter into this Fourth Supplemental Indenture; and

          WHEREAS, the execution and delivery of this Fourth Supplemental Indenture have been duly authorized by Resolutions of the Boards of Directors of the Company and of the Guarantor, and the Company and the Guarantor have requested the Trustee to join with them in the execution of this Fourth Supplemental Indenture; and

          WHEREAS, the Trustee has accepted the trusts created by this Fourth Supplemental Indenture and in evidence thereof has joined in the execution hereof;

          NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH, that, in consideration of the premises and of acceptance by the Trustee of the trusts created hereby and by the Indenture, and also for and in consideration of the sum of One Dollar to the Company duly paid by the Trustee at or before the execution and delivery of this Fourth Supplemental Indenture, the receipt of which is hereby acknowledged, IT IS HEREBY COVENANTED AND AGREED, by and among the Company, the Guarantor, and the Trustee, as follows:

          1.  Terms defined in the Indenture are used herein as therein defined.

          2. Section 5.06(b)(H) of the Indenture is hereby deleted in its entirety, and the following new Section 5.06(H) of the Indenture shall be substituted therefor:

              (H) the Company from (1) making all regular quarterly dividends, each such quarterly dividend payment not to exceed $487,500 in the aggregate or $2,437.50 per share, on the outstanding shares of the Company's Series 2D Senior Preferred Stock; and (2) making all payments of any dividends of up to 9.75% on the aggregate unpaid amount of any regular quarterly dividend on the outstanding shares of the Company's Series 2D Senior Preferred Stock from the date such regular quarterly dividend should have been paid to the date of the payment of such dividend; in consideration thereof, and except as provided below, the
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Company shall increase the Interest payable on the Notes by one percent (1%)
(the "Additional Interest") from March 8, 1996, such Additional Interest payable as
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provided for in the Notes.  The Company files its financial results with the
Securities and Exchange Commission on quarterly and annual reports, and these reports include the Company's earnings after deducting minority interests and before interest, taxes, depreciation, and amortization calculated in accordance with generally accepted accounting principles ("Earnings"). The Company will measure its Earnings for trailing twelve month periods, each period to end on the last day of a fiscal quarter and extend no further than March 31, 1998 (each a "Quarterly Measurement Period"). If the Company's Earnings equal or exceed $36 million for two consecutive Quarterly Measurement Periods, then the Company is relieved of its obligation to pay any future Additional Interest. However, if the Company's Earnings do not equal or exceed $36 million for any subsequent Quarterly Measurement Period, up to and including the Quarterly Measurement Period ending March 31, 1998, the Company is obligated to commence paying Additional Interest until the Company's Earnings again equal or exceed $36 million on a trailing twelve month basis calculated quarterly.

          3. The following sundry provisions shall be a part of this Fourth Supplemental Indenture:

          Section 3.01.    Effect of Supplemental Indenture.  Upon the
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execution and delivery of this Fourth Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

          Section 3.02.    Indenture Remains in Full Force and Effect.
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Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

          Section 3.03.    Indenture and Fourth Supplemental Indenture Construed
                           -----------------------------------------------------
Together.  This Fourth Supplemental Indenture is an Indenture supplemental to
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and in implementation of the Indenture, and the Indenture and this Fourth
Supplemental Indenture shall henceforth be read and construed together.

          Section 3.04.    Confirmation and Preservation of Indenture. The
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Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

          Section 3.05     Conflict with Trust Indenture Act.  If any
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provision of this Fourth Supplemental Indenture limits, qualifies, or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of such Act shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

          Section 3.06     Separability Clause.  In case any provision in this
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Fourth Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 3.07     Terms Defined in the Indenture.  All capitalized
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terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

          Section 3.08     Effect of Headings.  The Article and Section
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headings herein are for convenience only and shall not affect the construction hereof.

          Section 3.09     Benefits of Fourth Supplemental Indenture, etc.
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Nothing in this Fourth Supplemental Indenture, the Indenture, or the Notes,
express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy, or claim under the Indenture, this Fourth Supplemental Indenture, or the Notes.

          Section 3.10     Successors and Assigns.  All covenants and agreements
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in this Fourth Supplemental Indenture by the Company and the Guarantor shall bind their successors and assigns, whether so expressed or not.
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          Section 3.11     Trustee Not Responsible for Recitals.  The recitals
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contained herein shall be taken as the statements of the Company and the
Guarantor, and the Trustee assumes no responsibility for their correctness.

          Section 3.12     Certain Duties and Responsibilities of the Trustee.
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In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

          Section 3.13     Governing Law.  This Fourth Supplemental Indenture
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shall be governed by and construed in accordance with the laws of the State of
New York, without regard to the conflicts of law principles thereof.

          Section 3.14     Counterparts.  This Fourth Supplemental Indenture
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may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and the Company, the Guarantor, and the Trustee have caused their respective corporate seals to be hereunto affixed and attested, all as of March 8, 1996.